MASTER VENDOR AGREEMENT

THIS AGREEMENT is made and entered as of March 1, 2008 (the "Effective Date") by and between Zhejiang Wafa Ecosystem Science & Technology Co., LTD, a Zhejiang provience China corporation ("Manufacturer"), and 360 Interchange, Inc., a Nevada U.S.A. corporation ("Vendor").

RECITALS:

Vendor desires to exclusively distribute the Products, under Manufacturer's brand names and trademarks, utilizing Manufacturer's packaging, through its Distribution network on the terms and conditions set forth in this Agreement. Each of Manufacturer and Vendor agree to exclusively distribute the Products through Vendor's distribution network, on the terms and conditions set forth in this Agreement.

THEREFORE, the parties agree as follows:

1. MANUFACTURE AND SUPPLY OF PRODUCTS.

1.1. **Product Specifications**; "Products" means the Products manufactured by Manufacturer set forth on attached Exhibit A, as modified from time to time pursuant to Section 1.5 below, including all enhancements, updates, new product models and innovations to such products intended for ultimate sale to the retail public. During the Term of this Agreement, Manufacturer shall manufacture the Products for supply to Vendor in accordance with Manufacturer's product designs, innovations and technology. Such specifications and requirements may change from time to time based on market changes, changes in national legislation in the intended area of import, or other reasons. All Products shall meet the quality standards of all principal domestic and international product quality certification organizations ~~(including~~ ____________________), shall be submitted by Manufacturer at its expense for product testing in the manner required by the certification organization in order to qualify to bear such marks, and shall, together with all Product packaging, be imprinted with such certification marks in accordance with the rules of the applicable certification agency.

1.2. **Packaging.** Manufacturer shall develop and thereafter manufacture and provide, at Manufacturer's cost all packaging in which individual Units of the Products are intended to be packaged for sale to retail dealer or contractor end-users ("Unit Packaging"). Unit Packaging shall be in such form and shall be constructed of such materials as is required in order to protect the product and maintain the quality of the product during shipment. Packaging may vary depending on the intended territorial distribution and varying laws in such territories.

1.3. **Collateral Materials.** Manufacturer shall develop at its cost all collateral material (such as warranty-registration cards and installation instructions) which are to be included with the Product in the packaging in which it is intended to be sold to retail dealer or contractor end-users.

1.4. **Quality Assurance.** Manufacturer will assure quality control, through manufacture, packaging and loading on containers, trucks, or other transit vehicles, whatever the case may be. The Manufacturer shall promptly correct any such problems.

1.5. **New Products.** If Manufacturer intends to introduce any Manufacturer-manufactured Product (in addition to the Products listed on Exhibit A) for distribution in Vendor's geographical network during the Term, Vendor shall first be provided with the opportunity to add such products to this Agreement by amendment of the list of "Products" set forth on Exhibit A. The parties shall, acting reasonably and in good faith, negotiate the pricing and schedule for the introduction of such new Products. The parties' rights and obligations with respect to such Products otherwise shall be governed by this Agreement. If Vendor declines such Product(s) in writing, the Product may be offered for alternative distribution outside of North America; *provided,* that the new product(s) shall not then be offered to alternative Vendors or third parties on more favorable pricing or other material terms than offered to the Vendor without first re-offering the distribution to Vendor as set forth in this Section 1.5.

2. **DISTRIBUTION.**

2.1. **Vendor's Distribution Channels.** Vendor agrees, at its cost and expense:

2.1.1 To participate in major trade shows where applicable within its Distribution area, and to actively advertise, promote and market the Products in the same manner in which Vendor markets its other Products;

2.1.2 To assist Manufacturer in assessing customer requirements for Products, including modifications and improvements thereto, in terms of quality, functional capability and other features;

2.1.3 To comply with all applicable laws and regulations of the territories in which it is distributing the Products which are applicable to the sale of Products in such territory; and

2.1.4 To treat all of Manufacturer's confidential and proprietary information with the same degree of care and protection against inadvertent disclosure as Vendor treats its own confidential and proprietary information.

2.2. **Manufacturer Technical Assistance.** Manufacturer shall provide technical assistance to Vendor through qualified Manufacturer employees, at Manufacturer's expense, for purposes of resolving technical issues and questions arising in the course of Vendor's distribution and representation of the Products, in responding to customer questions and complaints about the Products, or otherwise in connection with the performance of its rights and obligations under this Agreement.

2.3. **End-User Warranties.** The Products, when sold to end-users, shall be covered by Manufacturer's warranty generally applicable to products in the territory in which it is distributed, a copy of which will be supplied to each end-user as a part of the collateral materials to be included in the Product packaging under Section 1.2.

2.4. **Exclusive Relationship.** The parties acknowledge and agree that Vendor would be unable or unwilling to make the investment in the establishment of the Product line in its markets or to encourage a free exchange of ideas and information among themselves, exchange technical information, and protect proprietary information against unauthorized use or disclosure if Manufacturer were to supply Products to a competitor of Vendor's during the Term for distribution. Manufacturer acknowledges that Vendor is entering into this Agreement partly in consideration of and reliance upon Manufacturer's agreement to deal exclusively with Vendor during the Term in the distribution of

Products included herein. However, Manufacturer intends to grant Vendor exclusivity only after Vendor has met certain conditions. Therefore, the parties agree that:

2.4.1. Non-exclusive Period. Except the customers that Vendor has already contacted as of the date of this Agreement (a list of which will be provided by Vendor upon both parties' signing of this Agreement), the parties' relationship shall start on non-exclusive basis, where either party may approach or solicit business from each other's customers (other than those expressly listed by Vendor). For this purpose, each party agrees to provide to the other party a list of its customers upon both parties' signing of this Agreement.

2.4.2. Exclusivity Starting Date. During the performance of this Agreement, if during any calendar month, the total amount of Vendor's Purchase Orders during that month reaches USD150,000, Vendor will send a letter to Manufacturer confirming so. Starting from the date of Vendor's such confirmation letter ("Exclusivity Starting Date"), Vendor shall be the exclusive distributor or agent of Manufacturer's Products in the North America markets and territory.

2.4.3. Exclusive Relationship. Starting from the Exclusivity Starting Date, Manufacturer shall stop approaching any North American customers or potential customers; any customer inquiry, proposal, approach for sale or supply of a Product intended for use by, or shipment to, a location in the North America markets and territory shall be referred to Vendor; and Manufacturer shall guarantee that no Products will be sold or shipped to the North America markets and territory without Vendor being the agent. In particular, neither Manufacturer, its shareholders, officers, managers or any person or entity controlled by or under common control with either of them, shall

(a) directly or indirectly distribute or sell any Products (whether bearing its own or any other trademark, brand name, or product designation) in Vendor's distribution area, whether on its own account and through its own organization or through one or more outside Vendors, wholesalers, resellers, brokers, jobbers, or other trade channels; or

(b) directly or indirectly sell or supply any Product (whether bearing its own or any other trademark, brand name, or product designation) to or do business with any person, company or organization or trade channel, including but not limited to mail-order, catalog, print or media advertising, internet or website sales, or any "gray market" distribution channels, who directly or indirectly supplies, sells, makes transfers to, or otherwise distributes such products in Vendor's distribution area. Furthermore, Manufacturer will use commercially reasonable best efforts to preclude others from supplying any Product through any of these channels.

3. PRICE STRUCTURE.

3.1. **Prices; Initial Prices.** All prices for Products: (i) shall be quoted and paid in U.S. Dollars (USD); and, (ii) subject to the payment of shipment costs as set forth in Section 4.3.1. The initial pricing for the Products is as set forth on attached Exhibit B, which prices shall remain firm as to all Purchase Orders submitted as provided by Section 4.2.

3.2. **Annual Pricing Review.** Pricing shall be subject to review and negotiation between Vendor and Manufacturer on an annual basis in January of each year, for a price change effective as of the following March 1, beginning in 2009. All price adjustments must be mutually approved by Vendor and Manufacturer. Unless and until Vendor has agreed to a price adjustment, the

prevailing pricing shall continue to apply to all Purchase Orders submitted by Vendor. All price changes (and Vendor's discussions about price changes) shall be conducted in good faith and in accordance with the provisions set forth in this Section 3.

3.3. **Process and Timing.** Vendor may initiate a request for a price review in January of each year, beginning in 2009. Any suggested pricing revisions made by Vendor may be submitted to Manufacturer. Vendor and Manufacturer agree: (i) to support and justify any requested price revisions with appropriate justifications and (where applicable) provide documentation, such as changes in materials or labor costs, agreed technical improvements to the Products, changes in the costs of legal compliance, world markets, additional marketing or distribution functions undertaken by Vendor; (ii) to negotiate any such requests reasonably and in good faith; and (iii) to use all reasonable efforts to come to an agreement within 30 days following a request.

4. PURCHASE ORDERS, DELIVERY AND PAYMENT.

4.1. **Annual Purchase Projections.** After the initial year of distribution, on or before January 31 of each year, beginning in 2009, Vendor shall provide Manufacturer with Vendor's best projections of Purchase Orders under this Agreement during the succeeding 12-month period in order to assist Manufacturer in their planning. Such projections are estimates only and not binding Purchase Orders. Nothing in this Agreement constitutes a commitment by Vendor to order a defined or minimum guaranteed quantity of Products and Vendor's projections do not constitute a commitment by Vendor to purchase a defined or minimum guaranteed quantity of Products.

4.2. **Purchase Orders.** Firm Purchase Orders for Product shall be placed by the Vendor by delivery of individual written purchase orders ("Purchase Orders") specifying the Product, desired quantities and desired delivery dates. Vendor shall submit all Purchase Orders directly to the Manufacturer. Manufacturer shall use all reasonable efforts to deliver Products in the quantities and at the times requested in the Purchase Orders or shall otherwise notify Vendor in writing of a different proposed quantity of shipment and delivery date. Vendor shall have the right to withdraw a Purchase Order or modify the quantities ordered under any given Purchase Order if delivery is not made or cannot be assured within 90 days after the date the Purchase Order is given. In the event of an inconsistency between the terms and conditions of a Purchase Order and the terms of this Agreement, the terms of this Agreement shall govern and control unless the term of the Purchase order has been specifically negotiated and agreed in a signed writing by both parties, in which case the specially negotiated term in the Purchase Order shall govern and control.

4.3. **Delivery Terms.**

4.3.1. Sale and Delivery Terms. All shipments of Product pursuant to Vendor's firm Purchase Orders shall be delivered in accordance with the International Chamber of Commerce. Consequently, and in accordance with the following delivery terms:

(a) Manufacturer is responsible to obtain and provide (and the quoted pricing is inclusive of) (i) the contract for the carriage and freight charges of all purchased Products to ______________, U.S.A., (ii) delivery of the purchased Products to the carrier and payment of loading costs, (iii) providing export clearance (export license, customs clearance, and export taxes and fees, if any), (iv) the contract for insurance of the purchased Products during the carriage and payment of the insurance premium, (v) furnishing Vendor with a commercial

invoice, a customary clean transport document for the shipment, a cargo insurance policy certificate, and (vi) such shipment, and other appropriate documents as may be customary or required for the transshipment and export of similar products from China to the United States in accordance with the reasonable requirements of Vendor; and

(b) Vendor is responsible (i) to accept custody of the purchased Products following shipment, when the invoice, the cargo insurance policy or other evidence of insurance cover, and the transport documents have been delivered to Vendor, (ii) pay unloading costs to the extent that they are not included in the freight, (iii) receive the goods from the carrier at ________, U.S.A., and (iv) obtain all import licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the import of the purchased Products into the United States.

4.3.2. For a period of six months from receipt of the initial order, Vendor will have a one-time opportunity to return and exchange surplus individual units of inventory or share 50/50 with Manufacturer in losses resulting from write downs and/or disposal. In succeeding years, the parties agree to cooperate in a "best effort" to share in the costs of surplus inventory on a case by case basis.

4.4. **Payment Terms.** Payments for each shipment of Product delivered to Vendor in accordance with this Agreement shall be made on open account within 30 days after invoice.

5. WARRANTY, PRODUCT LIABILITY, AND RECALL.

5.1. Manufacturer's Warranty.

5.1.1. Warranty. Manufacturer warrants to Vendor that all Products sold to Vendor under this Agreement: (i) shall conform to all mutually agreed specifications; (ii) shall be free of defects of design or manufacturing or features that render the Products unfit or unsafe for use by consumers, (iii) shall be of good material and workmanship; and (iv) shall be fit and sufficient for the particular purposes for which they are intended.

5.1.2. Duration. The warranty set forth in this Section 5.1 shall, as to each Unit of the Product purchased by Vendor, be effective for a period of (i) two years from the date of the retail sale of such Unit out of Vendor's distribution network to the end-user. In the event of a warranty claim, Vendor shall supply Manufacturer with a written notice concerning the defect which has occurred and Manufacturer shall have the right to inspect the defective Unit at Vendor's premises in Ashland, Oregon, U.S.A. or at such other place as the defective Unit is located, on reasonable advance notice and in a reasonable manner, but not to exceed 30 days.

5.1.3. Repair or Replacement. Manufacturer shall promptly repair or replace any Product accepted by Vendor that fails to conform to Manufacturer's warranty set forth in this Section 5.1. Vendor shall be entitled to recover from Manufacturer, a credit or reimbursement of the full purchase price and all related transportation and duty paid, if any, costs for any such Products not repaired or replaced by Manufacturer within 60 days after Manufacturer receives notice of Vendor's claim for repair or replacement.

5.1.4. Reimbursement of Costs. If a breach of the warranty set forth in this Section 5.1 is discovered prior to the release and sale of the defective Product by Vendor or its authorized retail dealers and contractors out of Vendor's distribution network, Manufacturer shall further reimburse Vendor and its authorized retail dealers and contractors for those expenses associated with the repair and/or replacement of Products, including storage, shipment and sorting of Product, which Vendor or Vendor's authorized retail dealers and contractors may incur as a result of the breach. If a breach of such warranty is not discovered until after the release and sale of the defective Product by Vendor or its authorized retail dealers and contractors out of Vendor's distribution network, Manufacturer shall further, within 30 days after receipt of notice of claim from Vendor, reimburse Vendor for Vendor's actual expenses incurred in responding to warranty claims made against Vendor, including but not limited to costs of labor, Vendor mark-up, and handling.

5.2. **Product Liability.** Notwithstanding anything in this Agreement to the contrary, Manufacturer shall indemnify, defend and hold Vendor and its authorized retail dealers and contractors harmless from and against all losses, claims, damages, costs, liabilities and expenses (including reasonable attorneys' fees) based on or arising out of or resulting from injuries to or death of any person or damage to or destruction of property (a "Loss") to the extent that the Loss is caused by or incurred as a result of any defect in a Product. Manufacturer shall, during the term of this Agreement and for a period of three years thereafter, maintain product liability insurance with a United States insurance company with at least an ___A___ rating, naming Vendor as an additional insured, insuring against any such Loss with policy limits of at least $2,000,000 USD for any single Loss.

5.3. **Infringement.** If timely notified in writing of any action brought against Vendor or any of its authorized dealers based on a claim that the Products designed by Manufacturer and purchased under this Agreement for their normally intended use infringe any patent, trade secret, trade dress, copyright, or other proprietary right of any third party, Manufacturer shall indemnify, defend and hold Vendor and its authorized retail dealers and contractors harmless from and against all losses, claims, damages, costs, liabilities and expenses (including reasonable attorneys' fees) based on or arising out of or resulting from such claim.

5.4. **Recall.** In the event that, after prior notice to and consultation with Manufacturer, Vendor determines that a recall campaign of the Product is necessary in any territory in which it has been distributed pursuant to this Agreement in order to remedy a breach of the warranty set forth in Section 5.1, to comply with any law, regulation, order or other governmental requirement in the territory in which it was distributed, or due to repeated warranty claims or repeated customer product returns as to a particular Product lot, Manufacturer shall reimburse Vendor and its authorized retail dealers and contractors for the total cost of parts, labor and administration incurred as a result of the recall. A "recall campaign" as used in this Section 5.4 means a systematic effort by Vendor to locate the Product reasonably believed: (i) to be in breach of the warranty set forth in Section 5.1; (ii) not to comply with any applicable regulation, order or other governmental requirement in the territory in which it is distributed, and to replace or correct such Product; or (iii) to be part of a manufacturing lot that has been the subject of repeated warranty claims or repeated customer product returns.

6. INTELLECTUAL PROPERTY.

6.1. **Manufacturer's Intellectual Property.** Vendor is not obtaining any right or interest in (i) the "Manufacturer" trademark or other Manufacturer trademarks, or (ii) any patent, trade secret, copyright or other proprietary right of Manufacturer, all of which shall remain the sole and

exclusive property of Manufacturer. Vendor shall not have the right to use any Manufacturer trademarks or other intellectual property rights of Manufacturer except in connection with the marketing, distribution and sale of Products and Product packaging manufactured by Manufacturer during the Term to be sold to Vendor as provided by this Agreement.

7. TERM AND TERMINATION; INDEMNIFICATION.

7.1. **Term.** The term of this Agreement (the "Term") shall commence and be effective as of the Effective Date stated in the preface of this Agreement and, subject to renewal as set forth below in this Section 7.1, and unless earlier terminated for cause as provided under Section 7.2, shall expire as of the end of the day on February 28, 2010. Notwithstanding the foregoing, unless the agreement has been terminated as indicated in this Section 7, beginning as of March 1 2010, the Term shall automatically renew and be extended for a two year period commencing on March 1, 2010. Vendor, on the one hand, and Manufacturer on the other hand, may affirmatively give ninety (90) day written notice to the other party of such party's election to not further extend the Term of this Agreement, with such termination to be effective as of the end of the then current expiration date.

7.2. **Termination for Cause.** In the event that Vendor, on the one hand, or Manufacturer, on the other hand (the "Defaulting Party"), fails in any material respect to comply with the terms of this Agreement and do not correct such failure within 30 days after written notice is given to the Defaulting Party specifying such material failure and stating that it is a "notice of default" under this Agreement, the non-defaulting party may terminate this Agreement for cause by written notice of termination effective 30 days after the giving of such notice.

7.3. **Effect of Termination.** Upon the expiration of the Term or earlier termination of this Agreement, and unless both parties otherwise agree in writing at the time:

7.3.1 Unless otherwise directed by Vendor at the time, Manufacturer shall honor all Purchase Orders given by Vendor as provided in this Agreement on or prior to the expiration of the Term or the effective date of termination, even if the shipment is to occur after the Closing Date;

7.3.2 Vendor shall pay all invoices for accepted shipments of Product supplied pursuant to Purchase Orders filled, subject to the general right of set-off as provided by Section 9.9;

7.3.3 Vendor, on the one hand, or Manufacturer, on the other hand, shall return (or destroy, if so directed by the party entitled thereto) any materials in such party's custody containing any confidential or proprietary information of the other party.

7.4. **Inventory Repurchase.** Upon termination by either party, with or without cause, Manufacturer will repurchase Vendor's current and undamaged carton or full roll inventory along with related displays, accessory products, etc. at landed cost. Manufacturer will arrange for inspection of such inventory within fourteen (14) days of the termination date, and designate a United States location for immediate shipment thereafter. Payment will be made within ten (10) days of said inventory reaching its designated destination. Freight on the shipment of such inventory will be paid by the defaulting party.

Notwithstanding such expiration or termination, the parties thereafter shall continue to be bound by the provisions of Section 5 (warranty, product liability, and recall), and Section 8.2 of this Agreement (dispute resolution) shall continue to be binding on the parties.

8 GOVERNING LAW; ARBITRATION.

8.1 **Applicable Law:** This Agreement shall be construed and interpreted in accordance with the laws of the State of Oregon, U.S.A., with venue in Jackson County, Oregon, and the parties hereby subject themselves to this jurisdiction for the resolution of all disputes.

8.2 **Dispute Resolution.**

8.2.1 Interest on Award. All disputes hereunder shall be submitted to the America Arbitration Commission for arbitration. The place of arbitration shall be at Jackson County, Oregon. The arbitration award shall include interest from the date of any damages incurred for breach of this Agreement and from the date of any arbitration award until paid in full, at a rate to be fixed by the arbitrator, but in no event shall the rate of interest be less than the London Interbank Offering Rate quoted for the corresponding period by Barclays Bank in the London Interbank market for U.S. Dollars for immediately available funds.

8.2.2 Injunctive Relief. Nothing in this Section 8.2 shall limit any right Supplier or Vendor otherwise may have to seek preliminary injunctive in order to preserve the status quo pending the disposition of any arbitration proceeding.

8.2.3 Attorneys' Fees. In the event of arbitration or litigation between the parties, the prevailing party (as determined by the judge or arbitrator) shall be entitled to have its costs reasonably incurred in such proceeding (including administrative costs charged by the arbitration center, the arbitrators' fees, and the prevailing party's reasonable attorneys' fees and expert witness fees, and travel and lodging costs for such attorneys and expert witnesses, but not travel, lodging or time of the prevailing party's own personnel) paid reimbursed by the non-prevailing party and included in the principal amount of the arbitration award or judgment.

9 MISCELLANEOUS PROVISIONS.

9.1 **Good Faith and Fair Dealing.** In all aspects of the performance of their obligations to one another under this Agreement, the parties shall act cooperatively and shall be bound by a duty of good faith and fair dealing.

9.2 **Independent Relationship.** Manufacturer and Vendor shall at all times have the relationship of independent contractors, not the relationship of a joint venture, agency, partnership, or any similar relationship. Neither Manufacturer, nor any of Manufacturer's employees, agents or sub-contractors shall be considered the employees, agents or authorized representatives of Vendor, and neither is authorized to act as agent for or on behalf of the other or to make legally binding obligations, commitments, contracts, or statements for or on behalf of the other.

9.3 **Assignability.** This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; *provided*, that Manufacturer and

Vendor are entering this Agreement based on mutual trust and respect for each other's personal operational capabilities and financial strength and, accordingly, neither Manufacturer nor Vendor may assign their rights and obligations under this Agreement without the written consent of the other party.

9.4 **Hold Harmless Agreement.** Manufacturer agrees to hold Vendor harmless in the event of any litigation brought against Manufacturer regarding patent rights, alleged infringements or violations of any kind pertaining to Manufacturer's right to sell (and distribute) their products into the Vendor's territory. Manufacturer assumes full and exclusive responsibility for these patent issues and any potential costs associated with their legal pursuits and exempts the Vendor from any legal liability or responsibility therein.

9.5 **Notices.** All notices, requests, demands, claims or other communications permitted or required by this Agreement shall be deemed duly given (i) on the day received by the recipient if received by facsimile transmission (with written transmission report and telephonic confirmation of the receipt of all pages) by 5:00 o'clock p.m. in the place of receipt, if such day is business day (otherwise, such notices shall not be deemed received until the next succeeding business day), or (ii) two (2) business days after placement in the hands of a recognized international express-package air courier for two-business-day delivery (for example, Federal Express, UPS or DHL), freight paid by the sender; and addressed to the intended recipient as follows:

If to Manufacturer:

Zhejiang Wafa Ecosystem Science & Technology Co., LTD
Wafa Rd 16# Sanjie, Shengzhou, Zhejaing, China
312452

Telephone: 0575-83833889
Fax: 0575-83833886
Attention: Jiangwei, Deputy General Manager

If to Vendor:

360 Interchange, Inc.
395 E Main St, Ste #1
Ashland, OR 97520
Telephone: 541-552-9360
Fax: 541-552-1090
Attention: Jane Emkes, CFO

Any party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above (or other current address) using any other means (including personal delivery, facsimile transmission, expedited courier, messenger service, telex, ordinary mail, or electronic mail) but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient, as to which the sender shall have the burden of proof. Any party may change the address to which notices, requests, demands, claims or other communications under this Agreement are to be delivered by written notice provided in the manner provided in this Section 9.5.

9.6 **Entire Agreement.** This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties, relating to the subject matter of this

Agreement. No amendment of or supplement to this Agreement shall be valid or effective unless made in writing and executed by the parties to this Agreement.

9.7 **Counterparts; Official Language.** This Agreement is signed in two original counterparts in the English language. The signatures to this Agreement may be executed on separate pages and when attached to this Agreement shall constitute one complete document.

9.8 **Force Majeure.** Nonperformance of any party shall be excused to the extent that performance is rendered impossible by strike, fire flood, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

9.9 **Payments; Offset.** All payments required under this Agreement shall be made in U.S. Dollars. Any amounts due from one party to another may be offset or credited against amounts otherwise due to such other party.

9.10 **Severability.** If any provision of this Agreement, in whole or in part, provides to be invalid for any reason, such invalidity shall affect only the portion of such provision which shall be invalid. In all other respects, this Agreement shall stand as if such invalid provision had not been made, and no other portion or provision of this Agreement shall be invalidated, impaired or affected thereby.

9.11 **Costs and Expenses.** Each party agrees to pay its own costs and expenses in connection with the preparation and execution of this Agreement.

9.12 **No Third Party Beneficiaries.** This Agreement is not intended to confer any benefits upon, or create any rights in favor of, any other person or entity except the parties hereto.

9.13 **Counterparts; Facsimile.** This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original.

9.14 **Note.** This Agreement is the intention agreement, without any validity .

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Manufacturer:

By: [signature]
Its: Deputy General Manager

Vendor:

By: [signature]
Its: President